Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Fluke Corporation of our report dated June 3, 1996, included in the 1996 Annual Report to Shareholders of Fluke Corporation.

Our audit also included the financial statement schedule of Fluke Corporation listed in Item 14(a). This schedule is the responsibility of Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements, (Form S-8 No. 33-20968) pertaining to the Company's Stock Purchase Plan, (Form S-8 No. 2-81389) pertaining to the Company's 1988 Stock Option Plan, (Form S-8 No. 33-38507) pertaining to the Company's 1990 Stock Incentive Plan, and (Form S-8 No. 33-38506) pertaining to the Company's Stock Option Plan for Outside Directors of our report dated June 3, 1996, with respect to the consolidated financial statements incorporated herein by reference and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of Fluke Corporation.

Seattle, Washington                       ERNST & YOUNG LLP
July 19, 1996